STERLING CONSTRUCTION COMPANY, INC.
Restricted Stock Agreement

Award Date:
Award Recipient:
Shares of Common Stock:
Expiration Date:	5:00 p.m. Central Time on the trading day immediately preceding the date of the 2019 Annual Meeting of Stockholders.
This Restricted Stock Agreement (this "Agreement") is made effective on the Award Date set forth above and is entered into between Sterling Construction Company, Inc., a Delaware corporation (the "Company") and you, [insert name].
This Award is the equity portion of the non-employee director compensation that has been established by the Board of Directors (the "Board.")
In consideration of the premises and the covenants contained herein, the parties agree as follows:

1.
Award of the Restricted Shares. The Company hereby awards to you, and you hereby accept, the number of shares of common stock of the Company set forth above. Those shares are being issued pursuant to both the terms and conditions of this Agreement and the terms and conditions of the Company’s Stock Incentive Plan (the "Plan") which are incorporated herein by this reference to the Plan. You acknowledge receipt of a copy of the Plan. The shares together with any additional shares of capital stock of the Company issued on account of those shares as a result of stock dividends, stock splits or recapitalizations (whether by way of mergers, consolidations, combinations or exchanges of shares or the like) are referred to in this Agreement as the "Restricted Shares."

2.
The Restrictions. From the Award Date set forth above through and including the Expiration Date set forth above, you may not sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Restricted Shares or any of your rights or interests under this Agreement except by your will or according to the laws of descent and distribution (the "Restrictions.")

3.	Expiration of the Restrictions.

3.1	The Restrictions will expire on the date of the earliest to occur of the following dates:

•	The Expiration Date set forth above.

•	The date you become permanently disabled (as defined below.)

•	The date of your death.

•	The date of a Change of Control of the Company (as that term is defined in the Plan.)

3.2
Definition of Permanently Disabled. As used herein, the term "permanently disabled" means that you are unable by reason of physical or mental impairment to perform services as a director of the Company for ninety or more days within any six-month period. Any dispute as to whether you have become permanently disabled will be finally resolved by an independent qualified physician acceptable to the Company and to you or your personal representative, as is appropriate; or, if the Company and you or your representative are unable to agree on an independent qualified physician, by a panel of three physicians, one designated by the Company, one designated by you or your representative, and one designated by the two physicians so designated. The cost of the determination will be borne by the Company.

4.
Forfeiture of the Restricted Shares. If you cease to be a director of the Company prior to the Expiration Date for any reason other than your death, permanent disability or a Change of Control of the Company, the Restricted Shares will be forfeited and returned to the Company without the payment of any compensation to you.

5.
Board Governance Guidelines - Retention of Shares. You agree that so long as you are a director of the Company, you will abide by the stock ownership provisions of the Company's Board Governance Guidelines as they are in effect from time to time.

6.
Rights as a Stockholder. Except for the Restrictions and the other limitations and conditions set forth in this Agreement, you, as owner of the Restricted Shares, will have all of the rights of a stockholder, including but not

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limited to the right to receive any dividends paid on the Restricted Shares and the right to vote the Restricted Shares.

7.	Evidence of the Restricted Shares.

7.1
No stock certificate will be issued for the Restricted Shares. Instead, they will be issued as a book entry by the Company's transfer agent with a notation that they are restricted from transfer. A confirmation of the book entry will be sent to you. When the Restrictions have expired, the Company will so advise its transfer agent, and the Restricted Shares will then become freely transferable, subject however, to applicable securities laws.

7.2	If the Restricted Shares are forfeited before the Restrictions expire, the Restricted Shares will be canceled.

8.	Securities and Other Laws. It is a condition to your right to receive the Restricted Shares hereunder that the Company may, in its discretion, require -

8.1
That the Restricted Shares shall have been duly listed, upon official notice of issuance, upon any national securities exchange or automated quotation system on which the Company's common stock may then be listed or quoted;

8.2
That either (a) a registration statement under the Securities Act of 1933 (the “Act”) with respect to the Restricted Shares shall be in effect; or (b) in the opinion of counsel to the Company, the proposed issuance and release of the Restricted Shares to you is exempt from registration under the Act, in which event, you agree to make such undertakings and agreements with the Company as the Company may reasonably require; and

8.3
That such other steps, if any, as counsel to the Company shall consider necessary to comply with any law applicable to the issuance of the Restricted Shares shall have been taken by the Company, or you, or both.

The Restricted Shares may be subject to such other restrictions as counsel for the Company shall consider necessary to comply with any applicable law.

9.
Tax Withholding. You agree to pay to the Company or make provision satisfactory to the Company for the payment of any taxes required by law to be paid by, or withheld from, you with respect to the Restricted Shares no later than the date of the event creating the tax liability. The Company may deduct the amount of any tax obligation that is not paid when due from any payment of any kind due from the Company to you to the extent permitted by law.

10.
Adjustment in Provisions. Upon any change from time to time in the outstanding common stock of the Company by reason of a stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares or other such transaction affecting the Company’s common stock, the relevant parts of this Agreement shall be appropriately adjusted by the Company, if necessary, to reflect the change equitably.

11.
Notice of an Election Under Section 83(b). If you make an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, or under any comparable provision of other laws, you agree to provide a copy of the election to the Company within thirty days of its filing with the Internal Revenue Service or other authority.

12.
Amendments. The Board may amend, modify or terminate this Agreement, including substituting therefor another Award of the same or a different type, except that your consent to any such action will be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect you.

13.	Decisions by the Board.

13.1
Any dispute or disagreement that arises under, or as a result of, or pursuant to, this Agreement shall be resolved by the Board in its sole and absolute discretion, and any resolution or any other determination by the Board under, or pursuant to, this Agreement and any interpretation by the Board of the terms and conditions of this Agreement or of the Plan shall be final, binding, and conclusive on all persons affected thereby.

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13.2
For purposes of this Agreement, any action that is required to be or that may be taken by the Board, means an action taken in accordance with the by-laws of the Company by the directors then in office other than you.

In Witness Whereof, the Board has caused this Agreement to be executed by the Company's Chief Executive Officer, and you have hereunto set your hand and seal, all effective as of the Award Date.

Sterling Construction Company, Inc. By: ____________________________________ Joseph A. Cutillo Chief Executive Officer	______________________________________ [Insert Name]

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